FIRST AMENDMENT TO AMENDED AND
                    RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                   MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP


         THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP (this "First Amendment"), dated as of December 28, 1998, is entered into by RIBM One LLC, a Delaware limited liability company, as general partner (the "General Partner"), of Marriott Residence Inn Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership.

         WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on January 18, 1988;

         WHEREAS,   in  connection  with  certain   restructuring   transactions
involving its parent company, RIBM One Corporation merged with and into the General Partner, a newly formed Delaware limited liability company; and

         WHEREAS, in accordance with Section 11.02 of the Partnership Agreement, the General Partner wishes to amend the Partnership Agreement to reflect its successor name by merger and to make certain clean up changes.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

         1. The introductory paragraph of the Partnership Agreement is hereby amended to replace the phrase "RIBM One Corporation, a Delaware corporation" with the phrase "RIBM One LLC, a Delaware limited liability company."

         2. The definitions of "General Partner" and "Host in Section 1.01 of the Partnership Agreement are hereby amended and restated in their entirety as follows:

                  "General Partner" means RIBM One LLC, a Delaware limited liability company and wholly-owned subsidiary of Host, in its capacity as general partner of the Partnership, and its successors and assigns.

                  "Host" means Host Marriott Corporation, a Delaware
                   corporation, and its successors and assigns.


         3. Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

                  Section 3.01. General Partner. The General Partner of the Partnership is and shall be RIBM One LLC, a Delaware limited liability company and wholly-owned subsidiary of Host, in its capacity as general partner of the Partnership, and its successors and assigns, having its principal executive offices at 10400 Fernwood Road, Bethesda, Maryland 20058.

         4. All defined terms contained in this First Amendment, unless otherwise defined herein, shall have the meaning contained in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                       [Page Break Intentionally Inserted]

         IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date first set forth above.

                                      RIBM ONE LLC,
                                      as the successor General Partner
                                      of Marriott Residence Inn Limited
                                      Partnership and on behalf of existing
                                      Limited Partners



                                      By:
                                      Name:    Christopher G. Townsend
                                      Title:            Executive Vice President